                                   EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE



                                                           Three Months         Six Months
                                                              Ended               Ended
                                                        September 30, 1996  September 30, 1996
                                                        ------------------  ------------------
Net Income (loss)                                             $(57,945)          (16,487)
                                                              ========           =======
Weighted average shares outstanding                            230,998           230,909

Reduction for common shares not yet released by
  Employee Stock Ownership Plan                                 16,087            16,238

Common stock equivalents due to dilutive effect
  of stock options                                                *                 *
                                                              --------           -------

Total weighted average common shares and
  equivalents outstanding                                      214,911           214,671
                                                              ========           =======

Primary earnings (loss) per share                             $  (0.27)            (0.08)
                                                                  ====              ====
Total weighted average common shares and
  equivalents outstanding for primary
  computation                                                  214,911           214,671

Additional dilutive shares using the end of
  period market value versus the average market
  value when applying the treasury stock method                   **                **
                                                              --------           -------

Total weighted average common shares and
  equivalents outstanding for fully diluted
  computation                                                  214,911           214,671
                                                              ========           =======

Fully diluted earnings (loss) per share                       $  (0.27)            (0.08)
                                                                  ====              ====


*    Note:  The market value of the stock at September 30, 1996 was $10.00, the same as the stock option exercise price; therefore no common stock equivalents are computed.

**   Note:  If average share price is greater than ending price, use average price for both primary and fully diluted calculation. This adjustment does not apply because the average price and the ending price at September 30, 1996 are the same as the option exercise price of $10.00 per share.


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